Exhibit 21.1

List of Subsidiaries of the Company

Name of Entity	Jurisdiction of Incorporation/Organization
SkyPeople Fruit Juice, Inc.	Florida, U.S.
Pacific Industry Holding Group Co., Ltd.	Vanuatu
Harmony MN Inc.	Delaware, U.S.
SkyPeople Juice Group Co., Ltd.	P.R.C.
HeDeTang Holdings (HK) Ltd.	Hong Kong Special Administrative Region of the P.R.C.
Shaanxi Qiyiwangguo Modern Organic Agriculture Co., Ltd.	P.R.C.
Huludao Wonder Fruit Co., Ltd.	P.R.C.
Yingkou Trusty Fruit Co., Ltd.	P.R.C.
Hedetang Foods Industry (Yidu) Co., Ltd	P.R.C.
Hedetang Agricultural Plantations (Yidu) Co., Ltd.	P.R.C.
SkyPeople (Suizhong) Fruit and Vegetable Products Co., Ltd.	P.R.C.
Hedetang Farm Products Trading Market (Mei County) Co., Ltd	P.R.C.
Shaanxi Guo Wei Mei Kiwi Deep Processing Co., Ltd.	P.R.C.
Hedetang Holding Group Co., Ltd.,	P.R.C.
Xi’an Hedetang Fruit Juice Beverages Co., Ltd.	P.R.C.
Xi’an Cornucopia International Co., Ltd.	P.R.C.
Shaanxi Fruitee Fun Co., Ltd.	P.R.C.
Hedetang Foods Industry (Jingyang) Co., Ltd.	P.R.C.
Hedetang Farm Products Trading Market (Yidu) Co., Ltd	P.R.C.
Xi’an Hedetang E-Commerce Co., Ltd.	P.R.C.
Hedetang Foods (China) Co., Ltd.	P.R.C.
Hedetang Agricultural Plantations (Mei County) Co., Ltd	P.R.C.
Hedetang Foods Industry (Zhouzhi) Co., Ltd.	P.R.C.
Future World Trading (Hong Kong) Limited	P.R.C.
Future World Trading (Hong Kong) Limited	Hong Kong, P.R.C
Belkin Foods Holdings Group Limited	British Virgin Islands
SkyPeople Foods Holdings Limited	British Virgin Islands
FullMart Holdings Limited	British Virgin Islands